Exhibit 4.96

Summary of the Private Instrument of Commitment to Purchase and Sale of Real Properties, entered into on September 1, 2021, in connection with Fazenda São Simão.

Parties: Agrifirma Bahia Agropecuária Ltda., as Seller; Francisco Ferreira Camacho, as buyer; and Brasilagro – Companhia Brasileira de Propriedades Agrícolas as an intervening/consenting party.

Purpose: The commitment to sell a total area of 4,573.27 hectares, of which 2,859.34 hectares are arable, to be split from the São Simão Farm, for the total price, in Brazilian reais, equivalent to 714,835 bags of soybeans, to be paid as follows: (i) the first installment equivalent to 107,224.55 bags of soybeans was paid in on December 30, 2021; (ii) the second installment equivalent to 21,445.84 bags of soybeans was paid on June 10, 2022; (iii) the third installment equivalent to 14.296.61 bags of soybeans, shall be paid on October 24, 2022; (iv) the fourth installment equivalent to 57.187.36 bags of soybeans, shall be paid on June 10, 2023; (v) the fifth installment equivalent to 50,039.05 bags of soybeans, shall be paid on October 10, 2023; (vi) the sixth installment equivalent to 85,779.64 bags of soybeans, shall be paid on June 10, 2024; (vii) the seventh installment equivalent to 78,631.34 bags of soybeans, shall be paid on October 10, 2024; (viii) the eighth installment equivalent to 85,779.64 bags of soybeans, shall be paid in June 10, 2024; (ix) the ninth installment equivalent to 78,631.34 bags of soybeans, shall be paid on October 10, 2025; (ix) the tenth installment equivalent to 50,038.13 bags of soybeans, shall be paid on June 10, 2026; (x) the tenth installment equivalent to 50,038.13 bags of soybeans, shall be paid in June 10, 2026; (xi) the eleventh installment equivalent to 42,889.82 bags of soybeans, shall be paid in October 10, 2026; (xii) the twelfth installment equivalent to 21,445.84 bags of soybeans, shall be paid in June 10, 2027; and (xiii) the thirteenth installment equivalent to 21,445.84 bags of soybeans, shall be paid in October 10, 2027.